EXHIBIT J

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 9, 2003, relating to the financial statements and financial highlights which appears in the August 31, 2003 Annual Report to Shareholders of INVESCO Multi-Sector Fund (one of the portfolios constituting AIM Counselor Series Trust, formerly known as INVESCO Manager Series Funds, Inc.) which are also incorporated by reference into the Registration Statement. Such financial statements are supplemented by the subsequent events disclosures contained in this registration statement under the heading “Pending Litigation” and in the Prospectus Supplement dated January 16, 2004. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2004